Exhibit 4.4

FORM OF NOTE

[Face of Note]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

CUSIP [•]

No. [•]	$[•]

CONSOLIDATED COMMUNICATIONS, INC.

10.875% SENIOR NOTES DUE 2020

Original Issue Date:  May 30, 2012

Consolidated Communications, Inc., an Illinois corporation, (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to                      or its registered assigns, the principal sum of $[•] ([•] UNITED STATES DOLLARS), on June 1, 2020.

Interest Payment Dates:  June 1 and December 1, commencing June 1, 2013.

Record Dates:  May 15 and November 15.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CONSOLIDATED COMMUNICATIONS, INC.

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the 10.875% Senior Notes due 2020 described in the within-mentioned Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Reverse Side of Note]

CONSOLIDATED COMMUNICATIONS INC.

10.875% SENIOR NOTES DUE 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)        Interest:  Consolidated Communications, Inc. (the “Company”) promises to pay interest on the principal amount of this Note at 10.875% per annum from the date hereof until maturity and shall pay the Additional Interest, if any, payable pursuant to Section 7 of the Registration Rights Agreement as defined in the Indenture.  The Company shall pay interest and Additional Interest, if any, semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, December 1, 2012; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 1, 2013.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at the rate then in effect; the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2)        Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  If a Holder has given wire transfer instructions to the Company and the Paying Agent at least 10 Business Days prior to the applicable payment date, the Company or the Paying Agent shall pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes shall be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest (including Additional Interest, if any) with respect to the Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the account specified by DTC.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)        Paying Agent and Registrar.  Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without prior notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

(4)        Indenture.  The Company issued the Notes under an Indenture dated as of May 30, 2012 between Consolidated Communications Finance Co. (“Finance Co.”) and the Trustee, as amended by a First Supplemental Indenture dated as of July 2, 2012 by and among the Company, as successor to Finance Co., the Guarantors named therein and the Trustee and a Second Supplemental Indenture dated as of August 3, 2013 by and among the Company, the Guarantors named therein and the Trustee (as so supplemented, the “Indenture”).  This Note is one of a duly authorized issue of notes of the Company designated as its 10.875% Senior Notes due 2020, initially issued in the aggregate principal amount of $300,000,000.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

(5)        Optional Redemption.

(a)        At any time prior to June 1, 2016, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)        At any time on or after June 1, 2016, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage

2016	105.438%
2017	102.719%
2018	101.359%
2019 and thereafter	100.000%

(c)        At any time prior to June 1, 2015, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that: (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Holdings or its Subsidiaries); and (2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

(6)        Repurchase at Option of Holder.  If a Change of Control occurs, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to a Change of Control Offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date specified in such notice, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

(7)        Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note (i) for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or (ii) tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

(8)        Persons Deemed Owners.  The registered Holder of a Note will be treated as its owner for all purposes.

(9)        Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture, or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Without the consent of any Holder of a Note, the Indenture, or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or make any change that does not adversely affect the legal rights under the Indenture of any such Holder.

(10)      Defaults and Remedies.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to (i) the Company or (ii) any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.  The Holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest, or Additional Interest, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and all amounts owing to the Trustee have been paid.  In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(a)(vi) of the Indenture, the declaration of acceleration of the Notes shall be automatically annulled if the holders of all Indebtedness described in Section 6.01(a)(vi) of the Indenture have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a

Default or Event of Default relating to the payment of principal or interest or Additional Interest) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.  If certain conditions are satisfied, Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes.

(11)      Trustee Dealings with Company.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with the Company or any of its Affiliates, with the same rights it would have if it were not Trustee.

(12)      No Recourse Against Others.  No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(13)      Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14)      CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

(15)      Guarantee.  As provided in the Indenture and subject to certain limitations therein set forth, the Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

(16)      Governing Law.  THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(17)      Copies of Documents.  The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Consolidated Communications, Inc.
121 South 17th Street
Mattoon, Illinois 61938
Attention:  Steven L. Childers
Facsimile:  (217) 258-6240

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(INSERT ASSIGNEE’S LEGAL NAME)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                  to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF EXCHANGES , INCREASES OR DECREASES OF
INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian

2